UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2015

New Asia Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	45-0460095
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

33 Ubi Ave 3 07-58 Vertex Tower A Singapore, 408868
(Address of principal executive offices)

+65-6702-3808
(Issuer’s telephone number)
__________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 19th, 2015, New Asia Holdings Inc (OTCQB: NAHD), formerly DM Products Inc (DMPD) signed a Memorandum of Understanding to acquire a 100% controlling stake in Magdallen Quant Pte. Ltd., a Singapore-based Company (the "Company") that is focused on the Research, Development and Deployment of Advanced, Proprietary, state-of-the-art, trainable trading algorithms. NAHD has, over the last several months, been undertaking a thorough evaluation of the proprietary trading algorithms owned and developed by the Company. Subject to completion of the final Due Diligence, the Purchase Price of this acquisition will be set forth in a formal Share Sale & Purchase Agreement that is expected to be executed within the next 60 days.

NAHD will offer these proprietary algorithm trading software solutions to Broker-Dealers, Banks, Funds and other clients on the basis of a "Software as a Service (SaaS)" licensing and delivery models with licensed users availing themselves of a service-based contractual arrangements. NAHD's revenue model will be based on receiving a percentage of trading profits achieved by our clients that will utilize our trading algorithm.  In addition, NAHD will utilize its in-house proprietary neural trading models to trade its own funds, thus providing added value to our shareholders.

The proprietary algorithms that we are proposing to acquire emulate aspects of the human brain, integrating a self-training ability to formalize unclassified information and thus develop an enhanced ability to make forecasts based on the historical information and other data available at their disposal.  The Neural networks do not make forecasts, instead, they analyze price data and uncover opportunities. Using our proprietary neural network, trade decisions are made based on thoroughly analyzed data (which is not generally possible when using traditional technical analysis methods).  NAHD will thus be able to offer our clients and shareholders a series of "Next-Generation" tools that can detect subtle non-linear interdependencies and patterns that other methods of technical analysis are unable to uncover.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Asia Holdings, Inc.

Date June 15, 2015	By:	/s/ Lin Kok Peng
Lin Kok Peng
Chief Executive Officer